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MOSAIX, INC. AND SUBSIDIARIES

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EXHIBIT 11:  COMPUTATION OF EARNINGS PER SHARE


                                                               THREE MONTHS ENDED MARCH 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                             1997               1996
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                                                                        (unaudited)
Weighted average number of common shares outstanding             13,256              11,685
Dilutive common equivalent shares from outstanding
    stock options using the treasury stock method                   591                 -
                                                                ---------------------------

Weighted average common shares and common
    share equivalents outstanding                                13,847              11,685
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Net earnings (loss)                                             $ 2,918            $ (2,413)
                                                                ===========================

Net earnings (loss)  per share                                  $  0.21            $  (0.21)
                                                                ===========================